Exhibit 99.1
Contacts: Paul Arling (UEI) 714.918.9500
Becky Herrick (IR Agency) 415.433.3777

UNIVERSAL ELECTRONICS REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS

- Increased net income 16% over first quarter 2014 -
- Maintains long-term financial outlook of average annual sales growth of 5% to 10% and average earnings growth of 10% to 20% -
SANTA ANA, CA – May 7, 2015– Universal Electronics Inc. (UEI), (NASDAQ: UEIC) reported financial results for the three months ended March 31, 2015.
Paul Arling, UEI's Chairman and CEO, stated: “During the first quarter of 2015, we performed as expected with net income increasing 16% compared to the first quarter of 2014. We continued to maintain strong relationships with our customers in subscription broadcasting, OEMs and smart device manufacturers to integrate both our traditional remote control solutions as well as our newest innovations into their current and future devices. In fact, many of our customers are focusing on introducing new, more differentiated remote controls that provide consumers with increasingly sophisticated capabilities including new connectivity protocols, voice control navigation and new design aesthetics, among others. While offering consumers more advanced technologies has been a longstanding trend in the home entertainment industry, it is now happening more quickly and more broadly than ever before. While in the short term we expect to see below average order volumes as some of our customers deplete existing inventories in advance of their new product rollouts, in the second half of 2015 we expect to begin benefitting from this growing trend.”
“Our strategy to build relationships with key customers in targeted geographies has served us well for nearly 30 years. By attracting brands in regions that represent the highest growth potential, we have been successful in winning new customers and taking share in subscription broadcasting, consumer electronics and now game consoles, smart TVs, as well as smart devices. The market is once again evolving, and we continue to be at the forefront of changing trends in home entertainment by ensuring we develop the innovative solutions that proactively address the needs of our customers and consumers,” concluded Arling.
Adjusted Pro Forma Financial Results for the Three Months Ended March 31: 2015 Compared to 2014

•	Net sales were $132.7 million, compared to $129.8 million.

•	Business Category revenue was $121.5 million, compared to $118.4 million. The Business Category contributed 91.6% of total net sales, compared to 91.2%.

•	Consumer Category revenue was $11.2 million, compared to $11.4 million. The Consumer Category contributed 8.4% of total net sales, compared to 8.8%.

•	Gross margins were 28.4%, compared to 28.3%.

•	Operating expenses were $28.6 million, compared to $28.0 million.

•	Operating income was $9.1 million, compared to $8.8 million.

•	Net income was $7.4 million, or $0.46 per diluted share, compared to $6.4 million, or $0.40 per diluted share.

•	At March 31, 2015, cash and cash equivalents was $97.1 million.
Bryan Hackworth, Senior Vice President and CFO, stated: “During the first quarter, we repurchased approximately 69,000 shares for $4.0 million at an average stock price of $57.89. Given the positive long-term trends in our industry, our stronger than ever market position and the trading range of our stock, we plan to aggressively buy back our shares over the next three months.”

Financial Outlook
For the second quarter of 2015, the company expects net sales to range between $143.0 million and $151.0 million, compared to $146.3 million in the second quarter of 2014. Adjusted pro forma earnings per diluted share for the second quarter of 2015 are expected to range from $0.63 to $0.73, compared to adjusted pro forma earnings per diluted share of $0.66 in the second quarter of 2014.
Hackworth continued: “While there are normal ebbs and flows in our sales figures from time-to-time, the long-term outlook for our business remains unchanged. We continue to expect average annual sales growth of between 5% and 10% and average earnings growth of between 10% and 20%.”
Conference Call Information
UEI’s management team will hold a conference call today, Thursday, May 7, 2015 at 4:30 p.m. ET / 1:30 p.m. PT, to discuss its first quarter 2015 earnings results, review recent activity and answer questions. To access the call in the U.S. please dial 877-843-0414 and for international calls dial 315-625-3071 approximately 10 minutes prior to the start of the conference. The conference ID is 24098012. The conference call will also be broadcast live over the Internet and available for replay for one year at www.uei.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 855-859-2056 and internationally, 404-537-3406. Enter access code 24098012.
Use of Non-GAAP Financial Metrics
Non-GAAP gross margins, Non-GAAP operating expenses, and Non-GAAP net income and earnings per share are supplemental measures of the company's performance that are not required by, and are not presented in accordance with GAAP. The Non-GAAP information does not substitute for any performance measure derived in accordance with GAAP. Non-GAAP gross profit is defined as gross profit excluding depreciation expense related to the increase in fixed assets from cost to fair market value resulting from acquisitions. Non-GAAP operating expenses are defined as operating expenses excluding amortization of intangibles acquired, employee related restructuring costs, and stock-based compensation expense. Non-GAAP net income is defined as net income from operations excluding the aforementioned items and the related tax effects. A reconciliation of Non-GAAP financial results to GAAP results is included at the end of this press release.
About Universal Electronics
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company's broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. For additional information, visit our website at www.uei.com.
Safe Harbor Statement
This press release contains forward-looking statements that are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the company’s ability to maintain and build its relationships with key customers; the company’s ability to anticipate the needs and wants of its customers and timely develop and deliver products that will meet those needs and wants; the continued success in winning new customers and growing its market share; the timing of new product rollout orders from the company’s customers as anticipated by management; the continued trend of the home entertainment industry in providing consumers with more advanced technologies; management's ability to manage its business to achieve its revenue and earnings as guided; and the other factors described in the company's filings with the U.S. Securities and Exchange Commission. The actual results the company achieves may differ materially from any forward-looking statement due to such risks and uncertainties. The company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
– Tables Follow –

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share-related data)
(Unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$97,102	$112,521
Accounts receivable, net	93,808	97,989
Inventories, net	100,181	97,474
Prepaid expenses and other current assets	5,817	6,856
Income tax receivable	69	77
Deferred income taxes	5,203	5,048
Total current assets	302,180	319,965
Property, plant, and equipment, net	79,149	76,135
Goodwill	30,525	30,739
Intangible assets, net	24,225	24,614
Deferred income taxes	6,802	6,146
Other assets	5,682	5,471
Total assets	$448,563	$463,070
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$64,201	$69,991
Line of credit	—	—
Accrued compensation	34,219	40,656
Accrued sales discounts, rebates and royalties	6,770	8,097
Accrued income taxes	3,446	4,263
Deferred income taxes	—	—
Other accrued expenses	12,406	13,358
Total current liabilities	121,042	136,365
Long-term liabilities:
Deferred income taxes	8,474	8,456
Income tax payable	566	566
Other long-term liabilities	2,044	2,062
Total liabilities	132,126	147,449
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 22,992,947 and 22,909,884 shares issued on March 31, 2015 and December 31, 2014, respectively	230	229
Paid-in capital	218,615	214,710
Accumulated other comprehensive income (loss)	(8,704)	(4,446)
Retained earnings	231,255	226,066
	441,396	436,559
Less cost of common stock in treasury, 7,077,935 and 7,008,475 shares on March 31, 2015 and December 31, 2014, respectively	(124,959)	(120,938)
Total stockholders’ equity	316,437	315,621
Total liabilities and stockholders’ equity	$448,563	$463,070

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Net sales	$132,705	$129,845
Cost of sales	95,296	93,299
Gross profit	37,409	36,546
Research and development expenses	4,434	4,277
Selling, general and administrative expenses	26,872	26,279
Operating income	6,103	5,990
Interest income (expense), net	110	(16)
Other income (expense), net	230	(349)
Income before provision for income taxes	6,443	5,625
Provision for income taxes	1,254	1,352
Net income	$5,189	$4,273
Earnings per share:
Basic	$0.33	$0.27
Diluted	$0.32	$0.26
Shares used in computing earnings per share:
Basic	15,907	15,787
Diluted	16,243	16,163

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Cash provided by (used for) operating activities:
Net income	$5,189	$4,273
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	4,667	4,260
Provision for doubtful accounts	2	61
Provision for inventory write-downs	906	596
Deferred income taxes	(806)	948
Tax benefit from exercise of stock options and vested restricted stock	567	731
Excess tax benefit from stock-based compensation	(587)	(723)
Shares issued for employee benefit plan	391	347
Stock-based compensation	1,959	1,678
Changes in operating assets and liabilities:
Accounts receivable	342	9,967
Inventories	(5,993)	4,756
Prepaid expenses and other assets	755	(15)
Accounts payable and accrued expenses	(12,209)	(10,489)
Accrued income taxes	(832)	(2,484)
Net cash provided by (used for) operating activities	(5,649)	13,906
Cash used for investing activities:
Acquisition of property, plant, and equipment	(7,210)	(2,396)
Acquisition of intangible assets	(681)	(204)
Net cash used for investing activities	(7,891)	(2,600)
Cash provided by (used for) financing activities:
Proceeds from stock options exercised	989	3,272
Treasury stock purchased	(4,021)	(405)
Excess tax benefit from stock-based compensation	587	723
Net cash provided by (used for) financing activities	(2,445)	3,590
Effect of exchange rate changes on cash	566	(670)
Net increase (decrease) in cash and cash equivalents	(15,419)	14,226
Cash and cash equivalents at beginning of year	112,521	76,174
Cash and cash equivalents at end of period	$97,102	$90,400

Supplemental Cash Flow Information:
Income taxes paid	$2,000	$1,601

UNIVERSAL ELECTRONICS INC.
RECONCILIATION OF ADJUSTED PRO FORMA FINANCIAL RESULTS
(In thousands, except share-related data)
(Unaudited)

	Three Months Ended March 31, 2015			Three Months Ended March 31, 2014
	GAAP	Adjustments	Adjusted Pro Forma	GAAP	Adjustments	Adjusted Pro Forma
Net sales	$132,705	$—	$132,705	$129,845	$—	$129,845
Cost of sales (1)	95,296	(251)	95,045	93,299	(235)	93,064
Gross profit	37,409	251	37,660	36,546	235	36,781
Research and development expenses (2)	4,434	(105)	4,329	4,277	(101)	4,176
Selling, general and administrative expenses (3)	26,872	(2,642)	24,230	26,279	(2,461)	23,818
Operating income	6,103	2,998	9,101	5,990	2,797	8,787
Interest income (expense), net	110	—	110	(16)	—	(16)
Other income (expense), net	230	—	230	(349)	—	(349)
Income before provision for income taxes	6,443	2,998	9,441	5,625	2,797	8,422
Provision for income taxes (4)	1,254	740	1,994	1,352	676	2,028
Net income	$5,189	$2,258	$7,447	$4,273	$2,121	$6,394
Earnings per share diluted	$0.32	$0.14	$0.46	$0.26	$0.13	$0.40

(1)
To reflect depreciation expense of $0.3 million and $0.2 million for the three months ended March 31, 2015 and 2014, respectively, related to the mark-up in fixed assets from cost to fair value as a result of acquisitions.

(2)	To reflect stock-based compensation expense for the three months ended March 31, 2015 and 2014.

(3)
To reflect amortization expense of $0.7 million for each of the three months ended March 31, 2015 and 2014 related to intangible assets acquired as part of acquisitions. In addition, to reflect stock-based compensation expense of $1.8 million and $1.6 million for the three months ended March 31, 2015 and 2014, respectively. Also, to reflect other employee related restructuring costs of $0.1 million for each of the three months ended March 31, 2015 and 2014.

(4)	To reflect the tax effect of the adjustments.